Exhibit 10.15

POST-IPO STOCKHOLDER’S AGREEMENT

BETWEEN

SAFETY, INCOME AND GROWTH, INC.

AND

SFTY VENTURE LLC

Dated as of April 14, 2017

POST-IPO STOCKHOLDER’S AGREEMENT

This POST-IPO STOCKHOLDER’S AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of April 14, 2017, is made and entered into by and between Safety, Income and Growth, Inc., a Maryland corporation (the “Company”), and SFTY Venture LLC, a Delaware limited liability company (“GICRE”); provided, however, that this Agreement shall not become effective until the Effective Date referenced in Section 6.16.

WHEREAS, pursuant to a Subscription Agreement, dated the date hereof (the “Subscription Agreement”), GICRE acquired 2,125,000 shares, of the common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (which at that time was named “SIGI Acquisition, Inc.”);

WHEREAS, after completing the transactions contemplated by the Subscription Agreement, Safety, Income and Growth, Inc., a Maryland corporation, was merged with and into the Company pursuant to an Agreement and Plan of Merger, dated the date hereof (the “Merger”), with the Company being the surviving corporation in the Merger and changing its name in the Merger to “Safety, Income and Growth, Inc.”;

WHEREAS, GICRE owns the number of shares of Company Common Stock set forth opposite its name in column (3) on Schedule 1 hereto;

WHEREAS, the parties desire to enter into this Agreement to govern the arrangements set forth herein among them from and after the Effective Date (as defined below); and

WHEREAS, GICRE and the Company are also entering into a Registration Rights Agreement on the date hereof (such agreement, together with the Subscription Agreement, the “Related Documents”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1.           Defined Terms.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day which is not a Saturday a Sunday or a day on which commercial banks in New York, New York or Singapore not open for business.

“Closing” shall have the meaning given to such term in the Subscription Agreement.

“Company Securities” means (i) Equity Securities, (ii) Convertible Company Securities, (iii) Voting Securities, (iv) any preferred equity or debt securities and instruments of the Company, the Operating Partnership or any of their subsidiaries, and (v) any options, warrants or rights to acquire any of the foregoing.

“Convertible Company Securities” means any Company Securities (other than Equity Securities) that provide the holder a right to acquire Equity Securities of the Company or the Operating Partnership, including options, warrants and debt or preferred securities that are convertible into or exchangeable for any Equity Securities.

“Effective Date” means the first date on which the Company has equity securities registered under Section 12 of the Exchange Act.

“Equity Securities” means any common equity securities of the Company or the Operating Partnership, irrespective of voting interests, that entitle the holder thereof to receive common dividends and distributions as and when declared and paid by the Board and/or the Operating Partnership (including where subject to applicable vesting), including Company Common Stock, OP units and LTIP units.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

“fully diluted” or “fully diluted economic interests” means (irrespective of the meaning of such term(s) under United States generally accepted accounting principles) as determined inclusive of all outstanding Equity Securities.

“Group Owner” means GIC (Realty) Private Limited.

“IPO” means the Company’s initial underwritten public offering of Company Common Stock.

“LTIP units” means long term incentive units of partnership interest in the Operating Partnership.

“Minimum Ownership Amount” means a number of shares of Company Common Stock equal to the lesser of (i) a number of shares equal to 5.0% of the Company Common Stock outstanding from time to time, excluding from the denominator (a) any Net New Common Stock issued in the current or prior calendar quarter for which corresponding Quarterly Top Up Shares remain subject to potential acquisition by GICRE pursuant to the Quarterly Top Up Right described in Section 2.2, and (b) any New Common Stock as to which the Top Up Right does not apply (including pursuant to Section 2.3(b)), and (ii) a number of shares of Company Common Stock equal to $50 million, divided by the lesser of (a) the average closing price of the Company Common Stock on the NYSE for the 10 consecutive trading days ended immediately prior to the date of determination, or (b) the price per share paid by the holder of such shares.

“New Common Stock” means any Company Common Stock that the Company issues or sells at any time or from time to time following the Effective Date.

“NYSE” means the New York Stock Exchange.

“OP units” means common units of limited partnership interests in the Operating Partnership.

“Operating Partnership” means Safety Income and Growth Operating Partnership, LP, a Delaware limited partnership.

“Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Own,” “Owned” and “Owner” shall have correlative meaning.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and between the Company and GICRE.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended (or any successor regulation).

“Stockholder Group” means, collectively, Group Owner and each of its directly or indirectly wholly owned subsidiaries (including GICRE).

“Termination Date” means the earliest date after the third anniversary of the Effective Date on which GICRE and its Affiliates collectively cease to Own the Minimum Ownership Amount.

“Transfer” means any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), of any security or interest in any security.  “Transferred,” “Transferor” and “Transferee” and similar expressions shall have corresponding meanings.

“Voting Securities” means Company Common Stock and all other securities of the Company or its subsidiaries entitled to vote on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), disregarding the effect of Section 4.1(a).

Section 1.2.           Table of Defined Terms.  Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:

DEFINED TERM	SECTION NO.
Agreement	Preamble
Board Observer	Section 4.1(a)
Code	Section 5.1(e)
Committee	Section 4.1(a)
Company	Preamble
Company Common Stock	Recitals
GICRE	Preamble
Initial ROFO Reply Notice	Section 5.1(c)
Investment Opportunity	Section 5.1(a)
Joint Venture	Section 5.1(a)
Large Issuance	Section 2.1(a)
Large Issuance Exercise Notice	Section 2.1(b)
Large Issuance Notice	Section 2.1(b)
Large Issuance Top Up Right	Section 2.1(a)
Merger	Recitals
Net New Common Stock	Section 2.2(b)
Quarterly Top Up Exercise Notice	Section 2.2(d)
Quarterly Top Up Notice	Section 2.2(b)
Quarterly Top Up Right	Section 2.2(a)
Quarterly Top Up Shares	Section 2.2(b)
Related Documents	Recitals
ROFO Notice	Section 5.1(b)
ROFO Reply Notice	Section 5.1(c)
ROFO Right	Section 5.1(a)
Stockholder Representative	Section 6.3(a)
Subscription Agreement	Recitals
Top Up Right	Section 2.2(a)
Top Up Shares	Section 2.3(c)

ARTICLE II
TOP UP RIGHTS

Section 2.1.           Large Issuance Top Up Right.

(a)           Large Issuance Top Up Right.  For so long as GICRE and its Affiliates collectively Own at least the Minimum Ownership Amount, then in connection with each issuance of New Common Stock with an aggregate value equal to or in excess of $1.0 million (a “Large Issuance”), GICRE shall have the right (in accordance with this Section 2.1), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to GICRE, following the closing of the Large Issuance, up to the number of shares of Company Common Stock equal to 10% multiplied by the number of shares of New Common Stock issued in the Large Issuance (such right, the “Large Issuance Top Up Right”).

(b)           Procedures.  The Company will give GICRE written notice (a “Large Issuance Notice”) of its intention to issue New Common Stock in a Large Issuance as soon as practicable, but in no event later than the time authorization for such Large Issuance is granted by the Board.  The Large Issuance Notice shall describe the price (or range of prices), anticipated number of shares of New Common Stock to be issued, timing and other material terms of the Large Issuance, as well as the number of shares of New Common Stock that GICRE is entitled to purchase pursuant to the Large Issuance Top Up Right.  GICRE will have ten (10) Business Days from the date of the Large Issuance Notice to advise the Company in writing (a “Large Issuance Exercise Notice”) that it intends to exercise its Large Issuance Top Up Right and the applicable number of shares of New Common Stock it determines to acquire.  Subject to Section 2.3 below, a Large Issuance Top Up Right may be exercised in whole or in part.  If GICRE delivers a Large Issuance Exercise Notice with respect to a Large Issuance, then closing for GICRE’s Large Issuance Top Up Right will be contingent upon, and will take place simultaneously with, or as soon as practicable after, the closing of such Large Issuance.  Failure by GICRE to deliver a Large Issuance Exercise Notice within ten (10) Business Days from the date of delivery of the Large Issuance Notice shall be deemed a waiver of GICRE’s Large Issuance Top Up Right with respect to such Large Issuance.  GICRE agrees that it will, and will cause each member of the Stockholder Group to, maintain the confidentiality of any information included in any Large Issuance Notice delivered by the Company unless otherwise required by law or subpoena.  GICRE acknowledges that information included in any Large Issuance Notice may constitute material non-public information and effecting an acquisition or disposition of any Company securities while in possession of such material non-public information may constitute a violation of applicable U.S. federal securities laws.

(c)           The per-share purchase price for the New Common Stock issued by the Company pursuant to the Large Issuance Top Up Right shall equal (i) in the case of issuances pursuant to the Company’s equity compensation plans, the average closing price of the Company Common Stock as reported by the NYSE during the ten (10) consecutive trading days immediately preceding the delivery by the Company of the Large Issuance Notice, and (ii) in the case of all other issuances, the per-share purchase price, consideration or implied value paid by investors for the New Common Stock being issued in the Large Issuance, in each case, disregarding any underwriting, placement agent or other fees and commissions borne by the Company in connection with such Large Issuance; provided, however, that if iStar Inc. is purchasing New Common Stock in the Large Issuance or in a private placement occurring concurrently with the Large Issuance and iStar Inc.’s purchase is net of underwriting, placement agent or other fees and commissions, then GICRE’s purchase of New Common Stock pursuant to the Large Issuance Top Up Right with respect to such Large Issuance shall also be net of such fees and commissions.

(d)           For the avoidance of doubt, the Company shall not be obligated to consummate any proposed Large Issuance, nor be liable to GICRE if the Company fails to consummate any proposed Large Issuance for whatever reason.

Section 2.2.            Quarterly Top Up Right.

(a)           Quarterly Top Up Right.  For so long as GICRE and its Affiliates collectively Own at least the Minimum Ownership Amount, GICRE shall have the right (in accordance with this Section 2.2), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to GICRE, in each calendar quarter following the Closing, up to an aggregate number of shares of New Common Stock equal to the Quarterly Top Up Shares (defined below) for the prior quarter (such right, the “Quarterly Top Up Right”).  The Large Issuance Top Up Right and the Quarterly Top Up Right are sometimes referred to herein collectively as the “Top Up Right.”

(b)           Quarterly Top Up Notice.  Within thirty (30) days after the end of each calendar quarter following the Effective Date, the Company shall provide to GICRE a notice (each, a “Quarterly Top Up Notice”) disclosing the aggregate number of shares of New Common Stock issued by the Company in such calendar quarter, less (i) any shares of New Common Stock reacquired by the Company during such calendar quarter, (ii) any shares of unvested restricted stock originally issued pursuant to an Equity Incentive Plan that are forfeited or repurchased by the Company during such quarter, and (iii) any shares of New Common Stock issued in a Large Issuance during such calendar quarter as to which GICRE exercised its Large Issuance Top Up Right (such number, less the items described in clauses (i), (ii) and (iii), being referred to as the “Net New Common Stock” for such quarter) and the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter; provided, however, that the Net New Common Stock for the calendar quarter in which the Effective Date occurs shall equal the number of shares of Net New Common Stock issued by the Company for the period beginning on the Effective Date and ending on the last day of such calendar quarter.  The “Quarterly Top Up Shares” for a given calendar quarter shall equal that number of shares of Company Common Stock equal to (i) 10%, multiplied by (ii) the number of shares of Net New Common Stock issued during such calendar quarter.

(c)           Certificate from Stockholder.  In order to assist the Company in calculating the number of Quarterly Top Up Shares that GICRE will have the option to purchase in any given calendar quarter, the Company shall notify GICRE, at the end of any given calendar quarter, of the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter, and GICRE shall, within ten (10) Business Days following receipt of such Notice, provide the Company with a certificate stating the number of shares of Company Common Stock (calculated on a fully diluted basis) that the Stockholder Group Owned as of the end of such calendar quarter.

(d)           Quarterly Top Up Exercise Notice.  Within ten (10) Business Days after GICRE receives a Quarterly Top Up Notice from the Company, GICRE, if it so elects, shall provide the Company with written notice (each, a “Quarterly Top Up Exercise Notice”) that it is exercising the Quarterly Top Up Right for the applicable quarter.  Subject to Section 3.3 below, a Quarterly Top Up Right may be exercised in whole or in part.

(e)            Issuance of Common Stock.  Subject to the terms and conditions hereof, closings of the sale and issuance of the Company Common Stock to be purchased by GICRE each quarter under this Agreement shall occur on the tenth (10th) Business Day following GICRE’s delivery of a Quarterly Top Up Exercise Notice to the Company or such other day as is agreed by the parties hereto.

(f)            Purchase Price.  The per-share purchase price for the Company Common Stock issued by the Company pursuant to the Quarterly Top Up Right in a given quarter shall be included in the Quarterly Top Up Notice and shall equal (i) in the case of issuances pursuant to the Company’s equity compensation plans, the average closing price of the Company Common Stock as reported by the NYSE during the ten (10) consecutive trading days immediately preceding such issuances, and (ii) in the case of all other issuances, the weighted average per-share purchase price, consideration or implied value paid by investors for the New Common Stock issued, in each case, disregarding any underwriting, placement agent or other fees and commissions borne by the Company; provided, however, that if iStar Inc. purchased New Common Stock in any of the issuances giving rise to the Quarterly Top Up Right or in a private placement occurring concurrently with any such issuance and iStar Inc.’s purchase was net of underwriting, placement agent or other fees and commissions, then GICRE’s purchase of New Common Stock pursuant to the Quarterly Top Up Right with respect to such issuance shall also be net of such fees and commissions.

Section 2.3.            Additional Top Up Right Terms.

(a)            Stockholder Group.  Notwithstanding anything herein to the contrary, GICRE shall be entitled to exercise Top Up Rights pursuant to this Article II in its own capacity as well as on behalf of another member of the Stockholder Group, in which case references in this Section 2.3 to GICRE shall be deemed to be references to such other member of the Stockholder Group, unless the context otherwise requires.  For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Stockholder Group, collectively, have the right to exercise Top Up Rights to acquire Top Up Shares in an amount that is, in the aggregate, in excess of the number of Top Up Shares to which GICRE would be entitled to acquire hereunder individually in connection with any given Top Up Right.

(b)           Other Exceptions.  Notwithstanding anything in this Article II to the contrary, no Top Up Right shall apply to issuances of New Common Stock with respect to which the Company reasonably determines in good faith that the exercise of such Top Up Right would violate applicable law or would require the Company to obtain stockholder approval pursuant to applicable rules and regulations of the NYSE.

(c)            Delivery of Shares.  At each closing for any shares of Company Common Stock acquired by GICRE pursuant to a Top Up Right hereunder (collectively, “Top Up Shares”), the Company will, or will cause its transfer agent to, electronically transfer the Top Up Shares to be sold at such closing to GICRE against payment by or on behalf of GICRE of the aggregate purchase price for the shares as provided herein by wire transfer to an account designated by the Company, or by such other means as shall be mutually agreeable to GICRE and the Company.  Each closing shall take place at the offices of the Company or by mail or email facilities or such other place or means as the Company and GICRE may agree.  The Company hereby represents and warrants to GICRE and each member of the Stockholder Group, as of the date hereof, and as of each closing for any shares of Company Common Stock acquired by GICRE (or any member of the Stockholder Group) pursuant to the terms of this Agreement, that (i) the Company has the requisite corporate power and authority to sell the Top Up Shares and that all the Top Up Shares are (or at the time of closing will be) duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board is required, (ii) the issuance of the Top Up Shares does not (or at the time of closing will not) (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (b) result in any violation of the organizational documents of the Company; or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, and (iii) when issued, delivered and paid for in the manner set forth in this Agreement, the Top Up Shares are (or at the time of closing will be) (a) free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances or restrictions of any nature, other than restrictions on transfer set forth in the Company’s organizational documents, (b) validly issued, fully paid and nonassessable and (c) not issued in violation of any preemptive rights, rights of first refusal or other similar rights pursuant to the Company’s organizational documents or any agreement or commitment of the Company.

(d)            Securities Law Matters.  GICRE understands and agrees that any Top Up Shares acquired by it hereunder are being offered and issued to it in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  No U.S. federal or state agency or any other government or governmental agency has passed or will pass on, or made or will make any recommendation or endorsement of, the Top Up Shares or the fairness or suitability of an investment in the Top Up Shares.  GICRE is and will be an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D under the Securities Act, at any time it acquires Top Up Shares hereunder.  GICRE understands that its investment in the Top Up Shares involves a high degree of risk, and GICRE is able to afford a complete loss of such investment.  GICRE has or will seek such accounting, legal and tax advice as necessary to make an informed investment decision with respect to its acquisition of the Top Up Shares.  GICRE will purchase the Top Up Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or distribution thereof.  GICRE understands that the Top Up Shares will be “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules and regulations promulgated thereunder provide in substance that GICRE may dispose of the Top Up Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and GICRE understands that, except as provided in the Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Top Up Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder).  Consequently, GICRE understands that GICRE may bear the economic risks of its investment in the Top Up Shares for an indefinite period of time.  GICRE understands that the certificates or other instruments representing any Top Up Shares may bear legends as required by the Company’s charter documents, the Securities Act and the “blue sky” laws of any state as reasonably determined by the Company (and a stop-transfer order may be placed against transfer of such share certificates).  Each of the Company and GICRE acknowledge that it may have reporting obligations under applicable law with respect to the exercise of Top Up Rights hereunder.

ARTICLE III
TRANSFER RESTRICTIONS; ORDINARY COURSE

Section 3.1.            Transfer Restrictions.  If requested by the managing underwriters of the IPO, GICRE shall enter into a customary lock-up agreement pursuant to which GICRE shall agree with such managing underwriters that GICRE shall not Transfer any Equity Securities until 180 days after the date of the final prospectus distributed in connection with the IPO.

Section 3.2.            Ordinary Course.  GICRE hereby agrees that until the date on which GICRE and its Affiliates collectively Own less than the Minimum Ownership Amount, GICRE will, and will cause each member of the Stockholder Group to:

(a)            acquire and hold the shares of Company Common Stock and any other Company Securities that it then Owns in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect; provided, however that GICRE retains the right to vote its shares of Company Common Stock in its discretion; and

(b)           not engage in or effect, directly or indirectly, or cause any other Person to engage or effect, directly or indirectly, any short sales or similar transactions with respect to the Company Common Stock or any other Equity Security (to the extent clearly identifiable as Equity Securities);

provided, that if any Person publicly announces or proposes a transaction that would result in the acquisition of a majority of the outstanding shares of Company Common Stock by a third party, or the Company publicly announces an intention to sell the Company (whether effected as a merger, sale of assets or otherwise) to a third party, then, clauses (a) and (b) of this Section 3.2 shall cease to have any effect and shall not prohibit any action or otherwise restrict the Stockholder Group.

ARTICLE IV
BOARD OBSERVER RIGHTS

Section 4.1.            Board Observer Rights.

(a)            Subject to Section 4.1(d), GICRE shall have the right to designate one representative (the “Board Observer”) to attend, as a non-voting observer, each meeting of the Board and any and all committees thereof (each, a “Committee”), whether such meeting is conducted in person or by teleconference or videoconference. The appointment of a Board Observer pursuant to this Section 4.1(a) shall be effective upon written notice from GICRE to the Company of the name and contact information of the individual so appointed.  If the individual appointed to act as Board Observer is no longer able or willing to act as Board Observer, or is not able or willing to attend one or more meetings of the Board or any Committee, GICRE may appoint another individual to act as Board Observer.

(b)           A Board Observer shall have the right to present matters for consideration by the Board and to speak on matters presented by others at such meetings of the Board. A Board Observer shall not have the right to vote on any matter presented to the Board or any Committee. Subject to the confidentiality provisions of Section 4.1(e), the Company shall cause the Board Observer to be provided with copies of all notices, minutes, presentations, reports, and other materials that the Company provides to members of the Board or any Committee when such documents and materials are provided to members of the Board or any Committee, including every form of action by unanimous consent in lieu of a meeting of the Board or any Committee, together with the exhibits and annexes to any such consent. The Board Observer shall be entitled to the same notice as is provided for regular or special meetings of the Board or any Committee under the Company’s charter and bylaws.  The Board Observer shall be entitled to meet and consult with the senior executive management team of the Company on a quarterly basis to discuss the quarterly and annual business plans of the Company and the Company’s subsidiaries and to review the progress of the Company and the Company’s subsidiaries in achieving their plans. In addition, upon request to the chief executive officer of the Company, the members of the senior executive management team of the Company shall make themselves available during normal business hours to meet with the Board Observer on an interim basis, as the Board Observer may reasonably request from time to time, and as would not unreasonably interfere with the duties of the members of the senior executive management team of the Company.

(c)            Notwithstanding the foregoing, the Company may exclude the Board Observer from accessing any material or attending any meeting, or any portion thereof, if: (i) the Board concludes in good faith, upon the advice of the Company’s counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and such counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof; (ii) such portion of a meeting is established for the purpose of negotiating a transaction with GICRE; or (iii) such portion of a meeting is an executive session limited solely to independent directors, independent auditors and/or legal counsel, as the Board may designate, and the Board Observer (if the Board Observer was a member of the Board) would not meet the then-applicable standards for independence adopted by the exchange on which the Company’s securities are then traded.

(d)           GICRE’s right to designate a Board Observer, or to appoint a replacement thereto, shall only apply if GICRE and its Affiliates collectively Own at least the Minimum Ownership Amount.  If GICRE and its Affiliates collectively cease to Own the Minimum Ownership Amount, then GICRE’s right to designate a Board Observer, and the rights of any such Board Observer, under this Agreement shall terminate.

(e)            The Board Observer shall hold in confidence and trust and not use or disclose any confidential information provided to or learned by him or her in connection with the Board Observer’s rights hereunder for any purpose other than the observation and participation rights contemplated hereby, unless otherwise required by law; provided, however, that the Board Observer may share any such information with GICRE and its direct and indirect investors.  GICRE shall cause the Board Observer to enter into such further agreements or undertakings with the Company to maintain the confidentiality of information so provided as the Company may reasonably request.

(f)            The Board Observer shall be entitled to the same rights to indemnification and advancement of expenses as the directors of the Company.

(g)            The Company shall reimburse the Board Observer for all reasonable out-of-pocket expenses incurred by the Board Observer in connection with attendance at Board and Committee meetings. All reimbursements payable by the Company pursuant to this Section 4.1(g) shall be paid to the Board Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect; provided, however, that any such reimbursement shall be paid to the Board Observer no later than comparable reimbursement is paid to the members of the Board.

ARTICLE V
RIGHT OF FIRST OFFER; CERTAIN TAX MATTERS

Section 5.1.            Right of First Offer.

(a)            Subject to the terms of this Section 5.1, GICRE shall have a right of first offer (a “ROFO Right”) to invest with the Company as its sole joint venture partner on any and all future investments by the Company (including individual properties, portfolios, or real estate companies) (each, an “Investment Opportunity”) for which the Company proposes to seek or otherwise include a joint venture partner, co-invest or other similar arrangement.  The Company shall present such Investment Opportunity to GICRE in accordance with the terms of this Article 5 and, upon GICRE’s election, the Company and GICRE shall work in good faith to conclude the joint venture agreement on the terms of the ROFO Notice described below (each, a “Joint Venture”) for the purpose of acquiring, owning, developing, managing and otherwise dealing with the applicable Investment Opportunity.  The Company or the Operating Partnership will act as the general partner or manager of such ventures.

(b)           For any potential Investment Opportunity subject to the ROFO Right, the Company will provide GICRE with a written notice (a “ROFO Notice”) consisting of an outline of the proposed Investment Opportunity, including the material economic, structural and legal terms being proposed, and if requested, will provide GICRE (including its representatives and advisors) with access to any and all due diligence materials and other information about the proposed Investment Opportunity in the Company’s possession or to which the Company has access, all of which will be subject to customary confidentiality obligations from GICRE (and its representatives and advisors) to the Company.

(c)            Within ten (10) business days of receipt of a ROFO Notice, GICRE shall give written notice (an “Initial ROFO Reply Notice”) to the Company as to whether it intends to participate in the Investment Opportunity on the terms proposed, subject to completion of satisfactory due diligence.  GICRE will have not less than thirty (30) days following the Initial ROFO Reply Notice (as such period may be extended as reasonably agreed by the Company) to complete its diligence and provide the Company with written notice (a “ROFO Reply Notice”) of its agreement to participate in the Investment Opportunity on the terms proposed by the Company, which ROFO Reply Notice will constitute GICRE’s and the Company’s agreement to proceed promptly with the formation of the Joint Venture on the terms proposed in the ROFO Notice, it being agreed that if GICRE and the Company negotiate in good faith and are unable to agree on definitive documentation prior to the consummation of the Investment Opportunity by the Company, then GICRE will be deemed to have declined to participate in the proposed Investment Opportunity.  GICRE’s obligation to consummate any Joint Venture shall be subject to GICRE’s completion, to its satisfaction, of diligence with respect to the underlying investment(s).

(d)           Notwithstanding anything to the contrary contained in this Section 5.1, at the time GICRE submits a ROFO Reply Notice in accordance with Section 5.1(c), GICRE may choose to limit its participation in any proposed Joint Venture such that (i) GICRE’s ownership interests in such Joint Venture will not exceed a 49% fully diluted interest (determined by taking into account applicable attribution rules) at any time, (ii) GICRE’s capital contributions to such Joint Venture will not exceed 49% of the total capital contributions to such Joint Venture at any time and (iii) GICRE’s voting power with respect to such Joint Venture will not exceed 49% of the total voting power of all investors in such Joint Venture at any time.  If GICRE provides written notice of its intent to limit its investment in accordance with this paragraph (d), at the Company’s discretion, the Company may choose to offer one or more other parties identified by the Company and approved by GICRE (which approval shall not be unreasonably withheld or delayed) (“Permitted JV Investors”) the opportunity to co-invest with the Company alongside GICRE to the extent of any remaining interests in the Joint Venture and may reduce GICRE’s participation in such Joint Venture, but only to the minimum extent necessary to accommodate the sale to each such Permitted JV Investor of an interest in the Joint Venture of not less than $25 million; provided, that the terms offered to such Permitted JV Investors are not more favorable than the terms offered to GICRE.

(e)           The Company shall use reasonable best efforts to structure any Joint Venture in a manner that takes into account the tax considerations of GICRE and the Stockholder Group, including organizing such Joint Venture as a “real estate investment trust,” within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) (and, to the extent practicable, as a “domestically controlled qualified investment entity”, as defined in Section 897(h)(4)(B) of the Code, and the Treasury regulations promulgated thereunder).  Neither party will be obligated to enter into any Joint Venture in connection with an Investment Opportunity with the other party, other than on mutually agreed terms in accordance with the procedures herein, and, in all cases, subject to tax, legal, regulatory and other due diligence.

(f)            If (i) GICRE declines (or is deemed to have declined) to participate in the proposed Investment Opportunity, or (ii) GICRE does not submit a ROFO Reply Notice within the time period specified in Section 5.1(c) above, then the Company may negotiate with one or more third parties a potential joint venture on such terms and conditions as the Company deems appropriate in its sole discretion; provided, that if the terms that the Company presents or intends to present to any third party with respect to such Investment Opportunity are, taken as a whole, Materially Different, than those terms proposed to GICRE (whether initially or during the term of negotiations with GICRE), then the Company must resubmit a ROFO Notice to GICRE based on such more favorable terms and the ROFO Right shall again apply.  For purposes of this Section 5.1, “Materially Different” terms means that, with respect to a third party investor, (x) the overall transaction cost per unit of interest in the Investment Opportunity offered to such third party investor by the Company is less than 97.5% of the cost proposed to GICRE in the ROFO Notice or (y) the other terms of the transaction are otherwise more favorable to such third party investor in any material respect (the parties agreeing that the terms shall be deemed “Materially Different” if there is any reduction in fees).

(g)           Subject to any mutual agreement otherwise, each party shall bear its own costs and expenses with respect to the negotiation relating to a proposed Investment Opportunity.

(h)           The ROFO Right shall apply only if the Company decides, in its sole and absolute discretion, to seek a joint venture partner, co-invest or other similar arrangement on a particular Investment Opportunity.  The ROFO Right shall not restrict the Company from pursuing, engaging in or acquiring any Investment Opportunity independently if the Company decides, in its sole and absolute discretion, not to seek a joint venture partner, co-invest or other similar arrangement on such Investment Opportunity.

(i)             Notwithstanding anything herein to the contrary and subject to Section 6.4 hereof, GICRE shall be entitled to invest in any Joint Venture for which it is eligible to invest pursuant to this Article 5 in its own capacity as well as through any member of the Stockholder Group, in which case it shall be deemed to be a Joint Venture between GICRE and the Company for all purposes of this Agreement.  For the avoidance of doubt, the Company may invest in, and the ROFO Right shall not apply to, any joint venture of any kind brought to the Company by a third party, and the Company shall be required to offer GICRE the opportunity to invest in such joint venture only if the Company decides, in its sole and absolute discretion, to seek a joint venture partner to share in its portion of such third party Investment Opportunity.

Section 5.2.            FIRPTA Gains.  (a) If the Company voluntarily disposes of any real property asset from and after the Effective Date until the earlier to occur of (i) the 24 month anniversary of the IPO Closing Date or (ii) the 12 month anniversary of the first date on which GICRE and its Affiliates own 10.0% or less of the outstanding Company Common Stock, and such disposition results in any portion of the dividends paid on the Company Common Stock held by GICRE being treated as gain recognized from the sale or exchange by the Company of United States real property interests pursuant to Section 897(h) of the Code  (the portion of such dividends that are so attributable, “FIRPTA Capital Gain Dividends”), then the Company shall indemnify GICRE and its Affiliates in an amount equal to any applicable U.S. federal, state and local income and branch profits tax actually paid by GICRE and its Affiliates on account of the receipt of such FIRPTA Capital Gain Dividends and/or the indemnification payment hereunder, provided GIC or its Affiliates provide proof of timely filed tax returns and the actual payment of tax on such FIRPTA Capital Gain Dividend and indemnification payment.

(b)           For the avoidance of doubt, (i) the Company’s indemnity obligation under this Section 5.2 applies only to voluntary dispositions by the Company, and not to dispositions made pursuant to the exercise by any tenant of a purchase right or similar right under any agreement with the Company, or as a result of any foreclosure or condemnation proceeding,  (ii) in no event shall the Company be obligated to indemnify GICRE or its Affiliates for any penalties or interest paid by GICRE or its Affiliates in connection with GICRE’s  or its Affiliates’ failure to timely pay any tax obligation, (iii) FIRPTA Capital Gain Dividends paid on shares of Company Common Stock acquired by GICRE in open market purchases or otherwise not purchased from the Company will not be subject to this indemnity, and (iv) FIRPTA Capital Gain Dividends, “effectively connected income” within the meaning of Section 864(c) of the Code, or any other income paid or allocated to GICRE in its capacity as an investor in any Joint Venture will not be covered by this indemnity.

(c)            In order to make a claim under this Section, GICRE shall provide a written notice of claim to the Company within 30 Business Days after receipt of the FIRPTA Capital Gains Dividend at issue and shall provide reasonable documentation to substantiate its claim.  The Company shall pay the amounts owed to GICRE and its Affiliates within thirty (30) Business Days after receiving such notice.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1.            Termination.  This Agreement shall automatically terminate on the Termination Date.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6.2.            Notifications.  Upon written request, GICRE shall, within ten (10) Business Days of such request, provide the Company in writing with details of its Ownership of Equity Securities and other Company Securities in order to confirm the parties’ rights pursuant to this Agreement.

Section 6.3.            Stockholder Group Representative.

(a)            GICRE and any and all members of the Stockholder Group who at any time and from time to time become party to this Agreement hereby irrevocably appoint GICRE to act as a representative for the benefit of the Stockholder Group, as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement, which shall include the power and authority:

(i)           to delegate Top Up Rights and ROFO Rights to one or more members of the Stockholder Group pursuant to Section 2.3(b) and Section 5.1(j) hereunder.

(ii)          to enforce and protect the rights and interests of the Stockholder Group arising out of or under or in any manner relating to this Agreement and the Related Documents, and to take any and all actions which GICRE believes are necessary or appropriate under this Agreement for and on behalf of the Stockholder Group, including asserting or pursuing or defending any claim, action, proceeding or investigation by or against any member of the Stockholder Group; and

(iii)          to make, execute, amend, waive (in whole or in part), acknowledge and deliver all such notices, agreements, documents, instruments or other writings required to be delivered, and, in general, to do any and all things and to take any and all actions that are necessary or proper or convenient in connection with or to carry out the matters contemplated by this Agreement; provided, however, that to the extent that (i) GICRE transfers Company Common Stock of the Company to other members of the Stockholder Group and (ii) GICRE no longer holds any Company Common Stock of the Company, GICRE shall be entitled to resign as representative and agent and attorney-in-fact, and, to the extent GICRE resigns, GICRE and all members of the Stockholder Group shall appoint any other member of the Stockholder Group to which Company Common Stock of the Company shall have been transferred to act as a representative for the benefit of the Stockholder Group and as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement (GICRE or any other member of the Stockholder Group acting in such capacity, the “Stockholder Representative”).  GICRE shall provide the Company with written notice specifying the name, address and facsimile number of any new Stockholder Representative at least five (5) days prior to the effectiveness of the appointment of the new Stockholder Representative, and Schedule 1 of this Agreement shall be amended as appropriate to reflect the information contained in such notice.  The new Stockholder Representative, when so duly appointed, shall, unless the context requires otherwise, be considered the “Stockholder Representative” for all purposes of this Agreement, including with respect to any notices or other communications by, to or with the Company or its Affiliates in connection with this Agreement.

(b)           The Company shall have the right to rely upon all actions taken or omitted to be taken by GICRE pursuant to this Agreement, on behalf of the members of the Stockholder Group.

(c)           The grant of authority provided for herein is coupled with an interest and shall survive the bankruptcy or liquidation of GICRE.

Section 6.4.            Subsidiary Obligations.  In the case of any obligation, liability or commitment of the Company created by this Agreement that would generally apply to or be understood as an obligation, liability or commitment of the Operating Partnership or other subsidiaries, the Company agrees in its capacity as general partner of the Operating Partnership or in its applicable capacity with respect of such other subsidiaries, to cause the Operating Partnership or such other subsidiaries to perform, honor or pay any such obligation, liability or commitment in accordance with the terms of this Agreement.

Section 6.5.            Governing Law; Arbitration.

(a)           All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Maryland.  Subject to paragraph (b), the Company and GICRE hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in state or Federal courts located in the State of Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters.  Each of the Company and GICRE accepts, for itself and in respect of such Stockholder’s property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other party may now or hereafter have to the laying of venue of such actions or proceedings in such courts.  Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 6.10 hereof or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any Stockholder in any such courts.  The Company and GICRE hereby agree that the provisions of this Section 6.5 for service of process are intended to constitute a “special arrangement for service” in accordance with the provisions of the Foreign Sovereign Immunities Act of 1976, 28.  U.S.C. Section 1608(a)(1) et seq.  Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction.  Each of the Company and GICRE hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.

(b)           Notwithstanding anything to the contrary contained in Section 6.5(a), the Company and GICRE hereby agree that the Company and GICRE shall have the right to elect to arbitrate and compel arbitration of any dispute hereunder through final and binding arbitration before JAMS (or its successor) (“JAMS”).  Any party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to the other Stockholder; provided, however, that either any party may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 6.5(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Any arbitration to be conducted pursuant to this Section 6.5(b) will be conducted in New York, New York or in the State of Maryland, as determined by the party initiating the arbitration, in its sole discretion, by a three-member Arbitration Panel operating in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed.  Each of the Company and GICRE shall nominate one neutral arbitrator from the JAMS panel of neutrals, and the two arbitrators thus nominated shall select the Chair of the Arbitration Panel, also from the JAMS panel of neutrals.  The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, but not limited to, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded.  The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration.  The provisions of this Section 6.5(b) with respect to the arbitration conducted pursuant to this Section 6.5(b) before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable out-of-pocket attorney’s fees, to be paid by the party (or parties) against whom enforcement is ordered.  The parties agree that this Section 6.5(b) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described herein, and that this Section 6.5(b) shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters, in the event the Company or GICRE elects to compel arbitration.

Section 6.6.            Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 6.7.            Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 6.8.            Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 6.9.            Entire Agreement; Amendments; Waiver.  This Agreement and the Related Documents supersede all other prior oral or written agreements between GICRE, the Company, their affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor GICRE makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and GICRE.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 6.10.          Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

c/o SFTY Manager LLC

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention: Nina B. Matis, Chief Investment and Legal Officer

Facsimile: 212-930-9494

with a copy (for informational purposes only) to:

Clifford Chance US LLP

31 W 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

Facsimile: 212-878-8375

If to GICRE:

SFTY Venture LLC

c/o GIC Real Estate, Inc.

280 Park Avenue, 9th Floor
New York, NY 10017

Attention:  Jesse Hom

with copies to:

GIC Real Estate, Inc.

One Bush Street, Suite 1100

San Francisco, CA 94104

Attention:  Finance Department

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive, Suite 2700

Chicago, Illinois 60606

Attention:  Nancy M. Olson, Esq.

Section 6.11.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of GICRE.  GICRE may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in connection with a Transfer shares of Company Common Stock to another member of the Stockholder Group pursuant to Section 3.2 hereof, in which event such assignee shall be deemed to be included as GICRE hereunder with respect to such assigned rights and obligations.

Section 6.12.          No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 6.13.          Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.14.          Specific Performance. The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each party hereto agrees not to plead sufficiency of damages as a defense in such circumstances.

Section 6.15.          Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

Section 6.16.          Effective Date.  This Agreement shall not become effective unless and until the occurrence of the Effective Date.  Until this Agreement becomes effective on the Effective Date, there shall be no obligation or liability under this Agreement on the part of any party hereto.  This Agreement shall become automatically effective on the Effective Date, without the need for any further action by any party hereto, unless prior to the Effective Date, all of the parties hereto enter into a written instrument terminating this Agreement prior to its becoming effective.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder’s Agreement to be duly executed as of the date first above written.

SAFETY, INCOME AND GROWTH, INC.

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Chief Operating Officer & Chief Financial Officer

SFTY VENTURE LLC
a Delaware limited liability company

By:	NA-RE Investment Holdings, LLC
Its:	Sole Member

By:	GIC Real Estate, Inc.
Its:	Manager

	By:	/s/ Jesse Hom
Name: Jesse Hom
Title: Authorized Signatory

	By:	/s/ Chris Bush
Name: Chris Bush
Title: Authorized Signatory

[Signature Page to [Post-IPO] Stockholder's Agreement]

SCHEDULE 1

		(3)
(1) Stockholder	(2) Address, Facsimile Number and Jurisdiction	Number of Shares of Company Common Stock Owned
SFTY Venture LLC	c/o GIC Real Estate, Inc. 280 Park Avenue, 9th Floor New York, NY 10017 Attention: Jesse Hom	2,125,000

Sch. 1